EXHIBIT 99.1

ChinaCast Education Corporation Enters PRC For-Profit Post-Secondary Education Market by Acquiring 51 Percent of Wuhan Media and Communications College

BEIJING, Sept. 5, 2007 (PRIME NEWSWIRE) -- ChinaCast Education Corporation ("ChinaCast") (OTCBB:CEUC), one of the leading e-learning and training services providers in China, today announced that it has signed a Memorandum of Understanding ("MOU") to acquire a 51% controlling interest in Wuhan Media and Communications College ("WMCC") of Huazhong Normal University. Subject to board approval and other customary closing conditions, the transaction, valued at under US$40 million, is expected to close before the end of the year and to be accretive to revenue and earnings starting in the first quarter of 2008.

Wuhan Media and Communications College, located in the Jiangxia District of Wuhan, is a private company established in June 2004 as an independent college affiliated with Huazhong Normal University. It has a campus of over 210,000 square meters (approximately 16 acres) and has over 350 full-time teaching staff. The college offers bachelor degree and diploma courses in information technology, digital media, computer animation, media engineering, news production, e-commerce, business management, music, performing arts, literature and English. Tuition fees range from RMB 7,500 (US$987) to RMB 19,000 (US$2,500) per year. For the academic year starting September 2006, the college had over 3,800 students enrolled and it is expected to increase to over 6,500 students starting in September 2007. WMCC has a total on-campus student capacity of 11,000 students, which it expects to reach by academic year 2011.

The China post-secondary education market has experienced tremendous growth over the past decade as the total number of university students increased from 3.8 million in 1998 to over 16 million in 2004. The Ministry of Education (MOE) figures show that the proportion of 18 to 22 year olds enrolled in post-secondary institutions in 2004 was 15% compared to 7% in 1996, and the MOE has set an ambitious target of 40% by 2020. A driving force behind the tremendous growth in the PRC post-secondary education sector has been the shift in the working force to a knowledge-based and services-driven economy that pays a high income premium to those with appropriate job skills based education.

"The acquisition of Wuhan Media and Communications College marks a major milestone in our strategy to be a leading for-profit education company in China as it will be our first post-secondary school," said Ron Chan, ChinaCast Chairman and CEO. "WMCC's focus on knowledge-based vocational and technical education makes them a very attractive partner and will serve as a model school for our future post-secondary expansion plans. We hope to leverage our nationwide e-learning network and our international education partnerships to enhance and expand WMCC's course offerings and student growth rate."

Mr. Xu Hongxing, Director of WMCC adds, "Given ChinaCast's extensive experience expanding the student population of their e-learning partner universities, we look forward to working with them to market our degree programs on a nationwide basis. We also plan to work with ChinaCast to partner with leading international education institutions to develop joint degree programs to further broaden our degree and diploma offerings."

About ChinaCast Education Corporation

Established in 1999 with offices in Beijing, Shanghai and Hong Kong, ChinaCast provides e-learning and training services in three main education segments: post-secondary, K-12 and vocational/career. These services include interactive distance learning applications, multimedia education content, educational portals and vocational/career training courses.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the company's Annual Report on Form 10KSB for the fiscal year ended December 31, 2006. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate", "estimate", "expect", "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer &
           Investor Relations Officer
          (86-10) 6566-7788
          mjsantos@chinacast.com.cn
          http://ir.chinacast.com.cn
          15/F Ruoy Chai Building,
          No. 8 Yong An-Dongli, Jian Guo Men Wai Avenue
          Beijing 100022, PRC

          Advanced Investor Relations, L.L.C.
          U.S. Investor Relations Contact:
          Miranda Weeks
          (703) 485-6067
          miranda@advancedinvestorrelations.com